Exhibit 3.57
Translation
BY-LAWS OF
INDUSTRIAS FRONTERIZAS HLI, S.A. DE C.V.
Name
ONE.— The name of the company shall be “Industrias Fronterizas HLI”, which shall always be followed by the words “Sociedad Anónima de Capital Variable” (“Variable Capital Company”) or the abbreviation “S.A. de C.V.”
Domicile
TWO.— The domicile of the company shall be Ciudad de Nuevo Laredo State of Tamaulipas, provided that the company shall be permitted by the Shareholders’ Meetings or by the Board of Directors, to establish branches or agencies and agree to contractual addresses in any other place within the Mexican Republic or abroad.
Term
THREE.— The term of the company shall be ninety-nine years dated as of the date of this deed of incorporation.
Corporate Purpose
FOUR.— The company’s purpose is to:
Execution of operations related to the manufacture activities, under the protection of the “Executive Order for the Promotion and Operation of the Manufacture Industry of Exportation” (“Decreto para el Fomento y Operación para la Industria Maquiladora de Exportación”) for the effects of the following:
A.	The manufacture, production, melting, fabrication, painting, assemble, packing, processing, importation, exportation, buy, sell, distribution and in general the commerce of multiples of admission and of escape of vehicles.

B.	Manufacture, production, melting, machinery, painting, assemble, packing, processing, import, export, buy, sell, distribution and in general the commerce with parts and components for all kinds of vehicles.

C.	Import and export of raw material, machinery, typical and necessary equipment, for the attainment of the before-mentioned objects.

D.	Export of the products elaborated, in reference to the ones above-mentioned.

E.	Assemble, fabrication, packing and processing of all kinds of products allowed by Law.

F.	Present and receive all kinds of services related with the abovementioned.

G.	Establish, acquire, lease and operate, according with the law, workshops, storage rooms, plants, warehouse and any other establishment that will be necessary for the realization of the corporate purpose.

H.	Acquire, possess, lease, buy and sell the assets necessary for the attainment of its purpose, as well as the real estates related with the corporate purpose, included the acquisition of its on transportation equipment.

I.	Request and grant loans with or without guaranty, as well as to guaranty personal and third parties obligations.

J.	Endorse and guaranty negotiable credits.

K.	Usage, operation and register in its name or in the name of any other third parties of trademarks and commercial names corresponding, formulas and processes of manufacture related to the products and articles above mention sections, as well as the usage and operation through the license, agreements or in any other registered trademarks, patent, formulas and process of manufacture that might be property of Mexican of foreign, in connection with the before mention activities.

L.	In general the execution of all kinds of agreements, acts and civil and commercial operations that are necessary or convenient, for the attainment of the corporate purpose before mentioned.

M.	Guaranty obligations on behalf of third parties or any other companies o persons with whom the company may have commercial relations.

N.	Act as depositary, including for effects of a guaranty agreements, and pledges, and any other of similar nature.
Nationality
FIVE.— The company is of Mexican nationality. Any foreign national that may now or hereafter acquire any interest or share in the company’s equity, formally agrees with the Ministry of Foreign Affairs to be treated as a Mexican national in respect of such share and of the properties, rights, concession, participations or interest held by the company or of the rights and obligations arising from any agreements to which the company may be a part with Mexican authorities, and therefore not to invoke the protection of his government under the penalty, in case of violation of such agreement, to forfeit in favor of the Mexican government any shares acquired thereby.
Capital Stock and Shares
SIX.— The capital stock is variable. The minimum fixed capital not subject to withdrawal is the amount of $50,000.00 M.N. (fifty thousand pesos 00/100 Mexican currency) and shall be represented by 50,000 (fifty thousand) common, registered shares of the Series “A”, with no par value, totally subscribed and paid.
The variable capital stock shall not have limits and shall be represented by common, registered shares with no par value of the Series “B”.
Capital Increases and Decreases
SEVEN.— Any capital increases over the minimum fixed portion not subject to withdrawal of the capital stock and any decreases, shall require resolution of the general ordinary Shareholders’ Meeting or by the Board of Directors, indistinctly.
Any decrease of the minimum fixed portion not subject to withdrawal of the capital stock shall require resolution of the general extraordinary shareholders’ meeting. All the increases and decreases of the capital shall be registered on the corporate book of Capital Variation (“Libro de Variaciones de Capital”), that for this matter the company may carry out.
EIGHT.— In case of an increase of the capital stock, the shareholders’ shall have a preferential right in proportion of the number of shares that they own on the respective series in order to subscribe the new shares that will have to be put on circulation. This right shall be exercised in the term established in the meeting that agreed the increase of the capital stock, which in any case shall be no less than 15 (fifteen) calendar days following the next day of the publication of the notice in the Official Gazette or in one of the newspapers of greater circulation in the corporate domicile.
In upon the expiration of the term referred in the paragraph above, they are remaining non-subscribed shares, such shares may be offered to third persons for their subscription and payment in the conditions and within the terms determined by the shareholders’ meeting that approved the capital increase or by the General Director or the Board of Directors or the delegates appointed by the shareholders’ meeting for such purpose, provided that the price at which such shares are offered to third parties may not be less than the price at which such shares were offered for their subscription and payment to the company’s shareholders.

NINE.—
I.	The definitive or provisional share certificates shall be numbered progressively from number one and so on. The definitive share certificates shall include coupons for the payment of the company’s profits.

II.	Within their respective classes and series, all shares entitle their shareholders to the same rights ad impose the same obligations; each share entitles its holder to cast one vote at any shareholders’ meeting, as well as the proportion of company’s profits and assets. Nevertheless the general Shareholders’ Meeting, shall authorize the emission of circulation and asset restriction shares, whose specific will be determine by the Shareholders’ Meeting.

III.	The definitive or provisional shares certificates shall satisfy the requirement set forth in Article 125 of the General Law of Mercantile Companies, shall include a transcription of Clauses Five, Seven, and Eight of these bylaws and shall be signed by two members of the Board of Directors, or by the Sole Director and the Statutory Examiner, when require, and shall have the number of coupons determine by the Shareholders’ Meetings or the Board of Directors, for the payment of profits. Meantime the share certificates are issue provisional share certificates shall be issued to the shareholders, including the number of shares held by each shareholder.

IV.	The definitive or provisional certificates representing of the shares of stock shall represent one or more shares.

V.	The coupons shall be nominative.
Shareholders Meetings
TEN.— The general Shareholders’ Meeting held with all the formalities set on this by-laws and on Law the highest authority of the company and shall complied to all of the shareholders, their decisions and resolutions are mandatory to all of the shareholders even to the ones not present on those meetings.
ELEVEN.— The Shareholders’ Meetings shall be held on the company’s domicile, previous notice that will be given according will the Clause Twelfth of this by-laws. A general shareholders’ meeting, will be held at least once a year during the 4 (four) months following the end of each fiscal year.
In addition to the matters specified in the relevant agenda, such meetings shall consider the following matters:
a)	Discuss, approve or modify the report of the Board of Directors regarding the financial conditions and accounting records of the company, including the report of the Statutory Examiner pursuant to Article 172 of the General Law of Mercantile Companies.

b)	Appoint the members of the Board of Directors, the Sole Director and his alternate, and determine the compensations thereof.

c)	Appoint the Statutory Examiner and his alternates and as the case may be, and determine the compensations thereof.

d)	In its case, determine the application given to the partitions of profits that the annual financial report, the Board of Directors present as set on the Clause 172 of the General Law of Mercantile Companies.
TWELVE.— The notices of the ordinary or extraordinary Shareholders’ Meetings shall be given, indistinctly, by the Board of Directors, the President , the Secretary or by the Sole Director, or by the Statutory Examiner.
The notices shall be publish on the newspapers of grated circulation on the company’s domicile, at least 15 (fifteen) days prior to the date of the meeting. The notices will establish a day, hour and location of the meetings, and minutes, and also sign its creators.
Nevertheless the shareholders can quit to the option of publications of notices, and this won’t be necessary if on the day of the meeting the totality of the shareholders are represented or present on such meeting.
In any case that the meeting is not held because by a lack of quorum in the first notice, a second notices will be held, after and one hour has passed since the first one.
This shall be mandatory for both ordinary and extraordinary shareholders’ meetings.
THIRTEEN.— The shareholders or their representations have the right to be present and participate on the shareholders meetings. The shareholder or his representation that are present on the meeting, will have to give to the Secretary of the Board of Directors their corresponding shares, or in a place set for this matter in a time no prior to 24 (twenty four) hours before the meeting, the shareholders or their representations will be given in exchange an admission card with the name of the shareholder and the number of votes granted.
FOURTEEN.— Not before standing the before mention clause any shareholder can deposit their shares in any Credit Institution of noticeable recognition, the shareholder will notify either by telephone of by letter, this action to the Secretary of the Board of Directors, declaring the number of shares on the deposit and the identity of the shareholder or representation that is authorized to be present on the meeting.

The representation will have to provide the Secretary of the Board of Directors with the corresponding proxies that authorizes his o her presences on the meeting and sign in name of the shareholder.
FIFTEEN.— The quorum for an ordinary shareholders’ meeting to be validly convened upon first notice shall be at least 50% (fifty percent) of the common shares of stock, and its resolutions shall be valid if adopted by majority of votes of the shares represented thereat. Ordinary shareholders’ meeting held upon second or subsequent notice shall be validly convened regardless of the number the number of common shares of stock represented thereat, and its resolutions shall be valid if adopted by majority of vote of the shares of stock entitled to vote represented thereat.
The quorum for an extraordinary Shareholders’ Meeting to be validly convened upon first notice shall be at least 75% (seventy-five percent) of the shares of stock, and its resolutions shall be valid if adopted. Extraordinary shareholders meetings held upon second or subsequent notice shall be validly convened with the presence of at least 50% (fifty percent) of the shares of stock.
SIXTEEN.— The resolutions of the ordinary shareholders meetings that were gather upon the first notice, will be validated when ever is adopted by the whole of the shareholders of an Extraordinary shareholders meetings, the resolutions will be validated upon first or later notice, whenever its adopted by at least half of the shares representative of the capital stock shares, represented on the meeting.
SEVENTEEN.— The President of the Board of Directors will hold the general shareholders’ meetings, in absence of the first, the Vice-president and in absence of both , the meeting will be held by the person designated for this matter by the Shareholders’ Meeting.
In case of the existence of a Sole Director, he will be responsible of holding the meetings. The Secretary of the Board of Directors shall act as Secretary on the meeting and in his absences will be held by the person designated for this matter by the Shareholders’ Meeting.
The President will designate two of the shareholders or their representatives, as inspectors.
In general the voting will be by show of hands and it will only be secret whenever the shareholders of no less that 25% (twenty five percentage) of the capital stock determine so.
EIGHTEEN.— In every Shareholders Meeting, every share shall have the right to one vote. If two or more individuals were co-holders of the same share certificate, they shall designate a common representative, in case they don’t do so, the shares represented in that certificate shall refrain from submitting a vote on that

Shareholders Meeting, as set on article 122 of the General Law of Mercantile Companies.
NINETEEN.— The manager of the Company will be entrusted to a Board of Directors, integrated by the number of members that the General Ordinary Shareholders’ Meeting, being able to appoint the number of alternate members that the General Ordinary Shareholders’ Meeting or the General Director determine. The members of the Board of Directors or the General Director, can be shareholders or persons strangers to the Company.
TWENTY.— The members of the Board of Directors or the General Director will carry out their jobs for the term of one year, however, they will remain in the fulfillment of their jobs until their successors have been appointed and have taken up their posts. The Members of the Board or the General Director can be reelected.
TWENTY-ONE.— To be a member of the Board of Directors or the General Director, it is required:
a)	To guarantee the loyal fulfillment of their posts, in the terms established herein.

b)	To be legally capacitated to do so.

c)	Not to have any of the incapacities established en article 151 of the General Law of Mercantile Companies.
The Board of Directors or the General Director, during their exercise shall guaranty their management with a personal bond equivalent at least to $1,000.00 (one thousand pesos Mexican currency), that shall remain in the treasury of the company. The deposit shall be returned and the bond cancel after the shareholders’ meeting that has approved the accounts corresponding to the period of his performance.
TWENTY-TWO.— The Board of Directors shall carry out their meeting whenever they are call upon the President, the Secretary, the Statutory Examiner, or by the majority of their members, in the company legal domicile, or in any other place, whether on the Federal District or abroad, as established on the written notice, that will be published 15 (fifteen) days prior to the day the meeting shall be held. The members of the Board of Directors can resign to the requirement of the written notice, and this won’t be required when the total of the shareholders members or their corresponding representatives, are present.
The required quorum for the Board of Directors meeting will be completed by the majority of the members or their respective alternates that attend to the meeting.
The President of the Board of Directors shall have a quality vote, in case of a tie in the before-mentioned meeting.

TWENTY-THREE.— In case the Shareholders Meeting is neglectful, then the Board of Directors will designate, among its members, a President, and can choose any other executives including the Secretary and a Treasurer, in the manner that it is considered convenient, either if they are shareholders, members of the Board of Directors or not, and all so they shall determine their authority and payment to those new executives.
TWENTY-FOUR. The Board of Directors, or as the case may be, the Sole Administrator, shall have the broadest authorities to manage and direct the company’s business, and to transfer assets.
Without limiting the prior, the authorities of the Board of Directors, shall include the following:
a) To represent the company with general power of law suits and collections pursuant to the first paragraph of article 2554 of the Civil Code for the Federal District and to the first paragraph of article 2453 of the Civil Code of the State of Chihuahua and the corresponding articles of the other Civil Codes of the Mexican Republic, in which such power is exercised, with all the general authorities, and even the special that need special clause pursuant to the Law, pursuant to article 2587 of the Civil Code for the Federal District and article 2486 of the Civil Code of the State of Chihuahua and the corresponding articles of the other Civil Codes of the Mexican Republic, in which such power is exercised, enjoying the following authorities mentioned including but not limiting: to present before any kind of person and judicial, administration, civil, penal and labor authorities either federal, state or from a municipality, to absolve positions on trial or out of it with the greater aptitude; present complains, accusations, criminal complaint, constituted in third parties of the Attorney General Office and grant forgiveness to the offender en general to star, continue and stop all kind of actions, trials, appeal, arbitration and general authorities either local o federal, to celebrate extrajudicial.
b) Administration of assets according to the second paragraph of the article 153 f of the Civil Code for the Estate of Chihuahua and correlatives in the rest of the federal entities of the Federal Republic of Mexico.
c) Exercise domain acts in terms of the third paragraph of the article 2,453 Civil Code of the state of Chihuahua and correlatives in the rest of the federal entities of the Federal Republic of Mexico.
d) Subscribe and grant negotiable instruments according to the terms of the article 9 of General Law of titles and Credit operations.
e) Open and close bank accounts in the name of the company, as well as to perform deposits and to draw against the check accounts
f) Name the manager, attorneys-in-fact and agents of the company establish their powers, labor conditions, payment and remove them form their position.

g) Carry out all the actions authorized by this by-laws or the ones consequent to them.
h) Call to ordinary or extraordinary general Shareholders’ Meetings, and carry out its resolutions.
i) Delegate the faculties to one or more members, either totally o partially; grant in favor of the pertinent persons to grant the corresponding power of attorney either especial or general in term set on a), b), c), d) and e) above-mentioned, as well as to cancel the powers of attorney might give.
SURVEILLANCE
TWENTY-FIVE.— The company’s surveillance shall be entrusted to one or more Statutory Auditors, that do not need to be shareholder(s) of the company, and will be appointed by the General Ordinary Shareholders’ Meeting.
The Statutory Auditor(s) shall perform its charge for at least a year, the same as the members of the Board of Directors. The Statutory Auditors shall have the authorities and obligations pursuant to article 166 of the General Law of Mercantile Companies. The Shareholders’ Meeting may appoint one or more Alternate Statutory Auditors.
Each Statutory Auditor shall guaranty their loyal performance as determined by the Shareholders’ Meeting.
FINANCIAL INFORMATION, PROFITS AND LOSSES
TWENTY-SIX.— At the end of every fiscal year, the Board of Directors shall present the financial information pursuant to article 172 of the General Law of Mercantile Companies.
TWENTY-SEVEN.— The obtained profits during a fiscal year that have been duly approved by the General Ordinary Shareholders’ Meeting and reflected in the financial statements shall be distributed in the following terms:
a)	5% (five percentage) to the creation and increase of the legal reserve fund, until such reserve represents 20% (twenty percentage) of the capital stock.

b)	The amount approved by the General Ordinary Shareholders’ Meeting to the creation and increase of other reserves.

c)	The amount approved by the General Ordinary Shareholders’ Meeting to distribute profits on a pro rata basis according with the number of shares of each shareholder.

d)	The surplus, if any, shall be deposited in the superavit account.
TWENTY-EIGHT.— Profits may be distributed until all losses have been absorbed or paid in one or more prior years, or the capital stock has been reduced.
TWENTY-NINE.— The company’s losses shall be distributed between the shareholders in proportion to the number of shares that they held , but the liability of the partners for the company’s obligations, is limited to the par value of the shares issued or held by them.
THIRTY.— Except in the events in which all of the shareholders be aware of the profits statement, its distribution shall be published in a paper of large circulation within the company’s social domicile, and such statement shall be notified by post to the shareholders. The uncollected profits during the next five years, shall prescribe in favor of the company.
DISSOLUTION AND LIQUIDATION
THIRTY-ONE.— The company shall be dissolved in any of the events set forth in article 229 of the General Law of Mercantile Companies.
THIRTY-TWO.— Upon its dissolution, the company shall be liquidated. The Extraordinary Shareholders’ Meeting shall appoint the number of liquidators whom shall have the authority to carry on such liquidation, and if there is more than one liquidator, they shall act jointly.
THIRTY-THREE.— The liquidators shall be entitled by the company with domain, administration and law suits and collection authorities, without any limitation, including all the authorities which may require a special power of attorney or clause, except in those cases in which the Shareholders’ Meeting limit their authorities.
THIRTY-FOUR.— During the liquidation period, General Shareholders’ Meetings, shall be called by the liquidators, by the statutory auditors or directly by the shareholders that represent at least 25% (twenty five percentage) of the capital stock.
THIRTY-FIVE.— The date of initiation and termination of each fiscal year, shall be determine by the General Annual Shareholders Meeting, but it shall never exceed a year.